Exhibit 99.3

FINANCIAL GUIDANCE SUMMARY

WebMD Health Corp

Financial Guidance for the Year Ending December 31, 2012

(in millions, except per share amounts)

	Year Ending December 31, 2012 Guidance Range

Revenue	$500.0	$535.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$100.0	$125.0

Interest, taxes, non-cash and other items (b)
Interest expense, net	(23.0)	(23.0)
Depreciation and amortization	(28.0)	(27.0)
Non-cash stock-based compensation	(48.0)	(46.0)
Gain on investments	8.1	8.1
Other expense	(1.2)	(1.2)

Pre-tax income	7.9	35.9

Income tax provision	(5.1)	(16.0)

Net income	$2.8	$19.9

Net income per share
Basic	$0.05	$0.38

Diluted	$0.05	$0.37

Weighted-average shares outstanding used in computing per share amounts:
Basic	53.0	53.0

Diluted	54.0	54.0

(a) See Annex A - Explanation of Non-GAAP Financial Measures

(b) Reconciliation of Adjusted EBITDA to net income

Additional information regarding forecast for the quarter ending June 30, 2012:

-	Revenue is forecasted to be between $110 million and $115 million
-	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 10% to 12%.
-	Net loss as a percentage of revenue is forecasted to be approximately 4% to 6%.

Additional information regarding full year forecast:

-	The distribution of the annual revenue is expected to be approximately 84% public portals advertising and sponsorship and 16% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.
-	2012 guidance includes actual gains on investments during the three months ended March 31, 2012, but excludes any gains or losses related to investments or convertible notes for the nine months ending December 31, 2012.
-	Convertible notes are not expected to be dilutive for the full year or any quarter.